Pricing Supplement No Euro D204      Dated 6/27/97          Rule 424(b)(3)
(To Prospectus dated April 5, 1996 and                  File No. 333-01807
Prospectus Supplement dated April 5, 1996)
                                This Pricing Supplement consists of 24 page(s)
SALOMON INC
Medium-Term Notes, Series D
(Bearer Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:  3,000,000,000 Italian Lira (ITL)
Issue Price:     91.00%
Proceeds to Company on original issuance:  ITL 2,730,000,000
Commission or Discount on original issuance:  USD 5,160
Salomon Brothers International Limited's capacity on original issuance:
       | |  As agent      |X|  As principal
    If as principal
       |X|  The Bearer Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | |  The Bearer Notes are being offered at a fixed initial public offering price of  % of Principal Amount or Face Amount.
Original Issue Date:  6/30/97
Stated Maturity:  12/30/2002
Specified Currency:  ITL
    (If other than U.S. Dollars)
Authorized Denominations:  ITL 1,000,000
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates:
    Accrue to Pay:  | | Yes  |X| No
Indexed Principal Note:   |X|  Yes (See Attached)   | |  No
Type of Interest on Note: | | Fixed Rate   | | Floating Rate   | | Indexed Rate
                                                                 (See Attached)
Interest Rate (Fixed Rate Notes): None, See attached.
Initial Interest Rate (Floating Rate Notes):  N.A.

    Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
           | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
           | | Treasury Rate Constant Maturity    | | Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
                                              |X| Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
                          | | Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:  N.A.
Rate Determination Dates:  N.A.
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:  N.A.
Spread (+/-):    N.A.
Spread Multiplier: N.A.
Change in Spread, Spread Multiplier or Fixed Interest Rate prior to
    Stated Maturity:   | | Yes (See Attached)  |X| No
Maximum Interest Rate:  N.A.
Minimimum Interest Rate:  N.A.
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:
Discount Note:   | |  Yes   |X|  No
        Total Amount of OID:
        Yield to Maturity:
Listed on Luxembourg Stock Exchange:  | | Yes     |X| No
Common Code:	7584652
ISIN:	XS0075846526
Cusip:  79549H9N6

Pricing Supplement No. Euro D 204 dated June 27, 1997
(to Prospectus Supplement dated April 5, 1996
to Prospectus dated April 5, 1996)


                     DESCRIPTION OF THE NOTES
General

      The description in this Pricing Supplement of the particular terms of the Bearer Notes offered hereby (the "Notes") supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the Bearer Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which descriptions reference is hereby made. The Notes offered hereby are Indexed Principal Notes, as described under "Description of Bearer Notes" in the accompanying Prospectus Supplement, to which description reference is hereby made.

Risk Factors

      THE NOTES DO NOT BEAR PERIODIC PAYMENTS OF INTEREST.

      The Notes are Indexed Principal Notes. The amount in respect of principal with respect to a Note that a Holder will receive at Stated Maturity will be at least 125% of the face amount of such Note. However, any such amount in excess of 125% of such face amount that may be payable in respect of principal will determined by reference to changes in the value of the Standard & Poor's 500 Index and the Nikkei 225 Index during the period between July 7, 1997 and December 15, 2002, as described below under "Indexed Principal". As described more fully below under "Indexed Principal", if the sum of the arithmetic average of published closing prices of the Standard & Poor's 500 Index and the Nikkei 225 Index on the fifteenth day of each calendar month during the period between July 1997 and December 2002 exceeds 125% of the initial reference level determined by the Calculation Agent based upon the closing value of each such index on July 7, 1997, the amount in respect of principal payable with respect to a Note at Stated Maturity will be greater than 125% of the face amount of such Note. If this condition is not satisfied, the amount in respect of principal payable with respect to a Note at Stated Maturity will be equal to 125% of the face amount of such Note. Holders of the Notes should be prepared not to receive more than 125% of the face amount of a Note in respect of principal on such Note.

Definitions

      "Business Day" means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to be closed in (i) New York, New York, (ii) London, England, (iii) Milan, Italy or
(iv) Tokyo, Japan.

      The Calculation Agent will be Salomon Brothers
International Limited, which is a wholly-owned subsidiary of Salomon Inc (the "Company").

Interest

      THE NOTES DO NOT BEAR PERIODIC PAYMENTS OF INTEREST.

Indexed Principal

      The amount payable in respect of principal on a Note at Stated Maturity (the "Indexed Principal Amount") is to be determined by the Calculation Agent in accordance with the formula set out below:

      IPA = FA times the greater of (a) [.50 times (SP plus N)]; and
                                    (b) 1.25; where

           "IPA" means the Indexed Principal Amount payable in respect of the Note at Stated Maturity.

           "FA" means the Face Amount of the Note (as stated on the cover of this Pricing Supplement).

           "SP" means SPA divided by SPO; where

      SPA means the arithmetic average, as determined by the Calculation Agent, of the closing prices of the S&P 500 Composite Stock Index (the "S&P 500 Index"), as published by Standard & Poor's ("S&P"), a Division of the McGraw Hill Companies, Inc., on the fifteenth day of each calendar month from and including July 1997 through and including December 2002 (or, if any such date is not a Business Day, the next succeeding Business Day).

      SPO means the closing price of the S&P 500 Index, as published by S&P, on July 7, 1997.

           "N" means NA divided by NO; where

      NA means the arithmetic average, as determined by the Calculation Agent, of the closing prices of the Nikkei 225 Index, as published by Nihon Keizai Shimbun, Inc. ("NKS"), on the fifteenth day of each calendar month from and including July 1997 through and including December 2002 (or, if any such date is not a Business Day, the next succeeding Business Day).

      NO means the closing price of the Nikkei 225 Index, as published by NKS, on July 7, 1997.

      If S&P discontinues publication of the S&P 500 Index and publishes a successor or substitute index that the Company determines, in its sole discretion, to be comparable to the S&P 500 Index (any such successor or substitute index being hereinafter referred to as a "Successor S&P Index"), then the Indexed Principal Amount of the Notes shall be determined by the Calculation Agent, on behalf of the Company, based on such Successor S&P Index. In the event that the S&P 500 Index or any

Successor S&P Index ceases publication, the Calculation Agent, in its sole discretion, on behalf of the Company shall calculate the Indexed Principal Amount based on the formula and method used in calculating the S&P 500 Index as of the Issue Date of the Notes using the closing values of appropriate securities on the New York Stock Exchange (the "NYSE"), chosen in its discretion.

      If NKS discontinues publication of the Nikkei 225 Index and publishes a successor or substitute index that the Company determines, in its sole discretion, to be comparable to the Nikkei 225 Index (any such successor or substitute index being hereinafter referred to as a "Successor Nikkei Index"), then the Indexed Principal Amount of the Notes shall be determined by the Calculation Agent, on behalf of the Company, based on such Successor Nikkei Index. In the event that the Nikkei 225 Index or any Successor Nikkei Index ceases publication, the Calculation Agent, in its sole discretion, on behalf of the Company shall calculate the Indexed Principal Amount based on the formula and method used in calculating the Nikkei 225 Index as of the Issue Date of the Notes using the closing values of appropriate securities on the Tokyo Stock Exchange (the "TSE"), chosen in its discretion.

      Neither the Calculation Agent nor the Company will have any responsibility for errors or omissions in making such calculations or determinations. The Calculation Agent shall not be an agent of the Holders of Notes, and its calculations and determinations hereunder shall (except in the case of manifest error) be final and binding on the Company and such Holders. The Company shall not bear any liability for any mistake, misstatement or misquotation of (i) the S&P 500 Index or any Successor S&P Index by S&P or any other publisher thereof, or
(ii) the Nikkei 225 Index or any Successor Nikkei Index by NKS or any other publisher thereof.

                 DESCRIPTION OF THE S&P 500 INDEX

      Unless otherwise stated, all information herein relating to the S&P 500 Index has been derived from publicly-available material prepared by S&P. Such information reflects the policies of S&P and is subject to change at the discretion of S&P.

      The S&P 500 Index is published by S&P and is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely held and the Market Value and trading activity of the common stock of that company.

      The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period"). An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

      The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of
10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index Maintenance"). Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

      To prevent the value of the Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

      The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not an Index
Divisor adjustment is required.

                                                                Divisor
Type of Corporate                                               Adjustment
      Action                    Adjustment Factor               Required
-----------------               -----------------               --------

Stock split            Shares Outstanding multiplied by 2;        No
 (i.e. 2x1)              Stock Price diveded by 2

Share issuance         Shares Outstanding plus newly issued       Yes
 (i.e. Change >          Shares
 5%)

Share repurchase       Shares Outstanding minus Repurchased       Yes
 (i.e. Change >          Shares
 5%)

Special cash           Share Price minus Special Dividend         Yes
  dividends

Company change         Add new company Market Value Minus         Yes
                         old company Market Value

Rights offering        Price of parent company minus              Yes

                         Price of Rights
                         ---------------
                           Right Ratio

Spin-Offs              Price of parent company minus              Yes

                         Price of Spin-Off Co.
                         ---------------------
                         Share Exchange Ratio

      Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

      Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:

     Post-Event Aggregate Market  =  Pre-Event Index Value
     Value
     ---------------------------
            New Divisor

            New Divisor           =  Post-Event Aggregate Market
                                               Value
                                     ---------------------------
                                        Pre-Event Index Value

      A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday shortly prior to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

      None of the Company, the Calculation Agent, the Trustee under the Senior Debt Indenture or the Agent accepts any responsibility for the calculation, maintenance or publication of the S&P 500 Index or any Successor S&P Index or substitute index.

License Agreement

      S&P and Salomon Brothers Inc (an affiliate of the Company) have entered into a non-exclusive license agreement providing for the license to Salomon Brothers Inc, and any of its affiliated or subsidiary companies (including the Company), in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with certain securities. including the Notes.

      The license agreement between S&P and Salomon Brothers Inc provides that the following language must be set forth in this Pricing Supplement:

           The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to the Company with respect to the Notes is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to the Company or the Notes. S&P has no obligation to take the needs of the Company or the holders of the Notes into consideration in determining, composing or calculating the

           S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

           S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE COMPANY, HOLDERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS). EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"Standard & Poor's(R)", "S&P(R)", "S&P 500(R)", "Standard &
Poor's 500," and "500" are trademarks of The McGraw-Hill
Companies, Inc. and have been licensed for use by the Company.

Historical Information

           The following table sets forth the high and low daily closing levels, as well as end-of-quarter closing levels, of the S&P 500 Index for each quarter in the period from January 1, 1992 through June 15, 1997. The historical values of the S&P 500 Index should not be taken as an indication of future performance.

                                                 Daily Closing Levels

                                                High      Low     Period
                                                                    End
1992:
1st Quarter                                    420.77   403.00    403.69
2nd Quarter                                    418.49   394.50    408.14
3rd Quarter                                    425.27   409.16    417.80
4th Quarter                                    441.28   402.66    435.71
1993:
1st Quarter                                    456.34   429.05    451.67
2nd Quarter                                    453.85   433.54    450.53
3rd Quarter                                    463.56   441.43    458.93
4th Quarter                                    470.94   457.48    466.45
1994:
1st Quarter                                    482.00   445.55    445.76
2nd Quarter                                    462.37   438.92    444.27
3rd Quarter                                    476.07   446.13    462.71
4th Quarter                                    473.77   445.45    459.27
1995:
1st Quarter                                    503.90   459.11    500.71
2nd Quarter                                    551.07   501.85    544.75
3rd Quarter                                    586.77   547.09    584.41
4th Quarter                                    621.69   576.72    615.93
1996:
1st Quarter                                    661.45   598.48    645.43
2nd Quarter                                    678.51   631.18    669.12
3rd Quarter                                    687.33   626.65    687.33
4th Quarter                                    757.03   689.08    740.74

1997:
1st Quarter                                    816.29   737.01    757.12
2nd Quarter (through June 16)                  893.90   737.65    893.90

      The closing level of the S&P 500 Index on June 25, 1997 was
888.99.

      Since its inception, the S&P 500 Index has experienced significant daily price fluctuations. Any historical upward or downward trend in the closing level of the S&P 500 Index during any period set forth above is not any indication that the S&P 500 Index is more or less likely to increase or decline at any time during the term of the Notes.

                  DESCRIPTION OF NIKKEI 225 INDEX

      Unless otherwise stated, all information herein relating to the Nikkei 225 Index has been derived from the Stock Market Indices Data Bank published by NKS and other publicly-available sources. Such information reflects the policies of NKS and is subject to change at the discretion of NKS.

      The Nikkei 225 Index is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently based on 225 highly capitalized underlying stocks trading on the TSE representing a broad cross-section of Japanese industries. (See Appendix A hereto for a list of the 225 underlying stocks as of June 15, 1997.) All 225 underlying stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE.

      The Nikkei 225 Index is a modified, price-weighted index (i.e., an underlying stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each underlying stock by the corresponding weighting factor for such underlying stock (a "Weight Factor"), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the "Divisor"). The Divisor, initially set in 1949 at 225, was 9.999 as of June 15, 1997 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing yen 50 by the par value of the relevant underlying stock, so that the share price of each underlying stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of yen 50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the underlying stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

      In order to maintain continuity in the level of the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the underlying stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any underlying stock, the divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

      Underlying stocks may be deleted or added by NKS. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the underlying stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the "Seiri-Post" because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. Upon deletion of a stock from the underlying stocks, NKS will select a suitable replacement for such deleted underlying stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NKS to be representative of a market may be added to the underlying stocks. In such a case, an existing underlying stock with low trading volume and not representative of a market will be deleted by NKS.

      NKS is under no obligation to continue the calculation and dissemination of the Nikkei 225 Index. The Notes are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this Pricing Supplement that NKS makes any representation or warranty, implied or express, to the Company, the Holders or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Nikkei 225 Index to track general stock market performance. NKS has no obligation to take the needs of the Company or the Notes into consideration in determining, composing or calculating the Nikkei 225 Index. NKS is not responsible for, and has not participated in the determination of, the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the Indexed Principal Amount payable with respect to the Notes is set. NKS has no obligation or liability in connection with the administration, marketing or trading of the Notes.

      The use of and references to the Nikkei 225 Index in connection with the Notes has been consented to by NKS, the publisher of the Nikkei 225 Index.

      None of the Company, the Calculation Agent, the Trustee under the Senior Debt Indenture or the Agent accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225 Index or any Successor Nikkei Index or substitute index. NKS disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 Index or the manner in which such index is applied in determining the Indexed Principal Amount or any other amount payable in respect of the Notes.

Historical Data on Nikkei 225 Index

      NKS first calculated and published the Nikkei 225 Index in 1970. The following table sets forth the highest and lowest daily closing level of the period from January 1, 1992 through June 15, 1997, as well as the closing level of the Nikkei 225 Index as of the end of each such quarter or partial quarter. The historical values of the Nikkei 225 Index should not be taken as an indication of future performance.

                                            Daily Closing Levels

                                        Highest     Lowest       Closing
                                         Level       Level        Level
1992:
1st Quarter                            23,801.18  19,345.95    19,345.95
2nd Quarter                            18,804.60  15,741.27    15,951.73
3rd Quarter                            18,908.47  14,309.41    17,399.08
4th Quarter                            17,690.67  15,993.48    16,924.95
1993:
1st Quarter                            19,048.38  16,287.45    18,591.45
2nd Quarter                            21,076.00  19,099.09    19,590.00
3rd Quarter                            21,148.11  19,621.46    20,105.71
4th Quarter                            20,500.25  16,078.71    17,417.24
1994:
1st Quarter                            20,677.77  17,369.74    19,111.92
2nd Quarter                            21,552.81  19,122.22    20,643.93
3rd Quarter                            20,862.77  19,468.89    19,563.81
4th Quarter                            20,148.83  18,666.93    19,723.06
1995:
1st Quarter                            19,684.04  15,749.77    16,139.95
2nd Quarter                            17,103.69  14,507.17    14,517.40
3rd Quarter                            18,847.89  14,295.90    17,913.06
4th Quarter                            20,023.52  17,337.19    19,868.15
1996:
1st Quarter                            21,406.85  19,734.70    21,406.85
2nd Quarter                            22,666.70  21,171.82    22,530.75
3rd Quarter                            22,455.49  20,107.11    21,556.40
4th Quarter                            21,612.30  19,161.71    19,361.35

1997:
1st Quarter                           19,446.00   17,303.65    18,003.40
2nd Quarter (through June 16)         20,681.07   17,485.75    20,681.07


      The closing level of the Nikkei 225 Index on June 25, 1997 was 20,679.27.

      Since its inception, the Nikkei 225 Index has experienced significant daily price fluctuations. Any historical upward or downward trend in the closing level of the Nikkei 225 Index during any period set forth above is not any indication that the Nikkei 225 Index is more or less likely to increase or decline at any time during the term of the Notes.

The Tokyo Stock Exchange

      The Tokyo Stock Exchange is one of the world's largest securities exchanges in terms of market capitalization. The TSE is a two-way, continuous, pure auction market. Trading hours are currently from 9:00 A.M. to 11:00 A.M. and from 12:30 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.

      Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225 Index on such trading day will generally be available in the United States by the opening of business on the same calendar day.

      The TSE has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances. These include daily price floors and ceilings intended to prevent extreme fluctuations in individual stock prices. In general, any stocks listed on the TSE cannot be traded at a price outside of these limits which are stated in absolute Japanese yen, and not percentage, limits from the closing price of the stock on the previous day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a "special bid quote" or a "special asked quote" for that stock at a specified higher or lower price level than the stock's last sale price in order to solicit counter orders and balance supply and demand for stock. Investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances including, for example, unusual trading activity in that stock. As a result, variations in the Nikkei 225 Index may be limited by price limitations, or by suspension of trading, on individual stocks which comprise the Nikkei 225 Index which may, in turn, adversely affect the value of the Notes under certain circumstances.

License Agreement

      NKS and the Company have entered into a license agreement providing for a license, in exchange for a fee, of certain trade and service marks with respect to indices owned and published by NKS in connection with the issuance of the Notes. The use of and reference to the Nikkei 225 Index in connection with the Notes have been consented to by NKS, the publisher of the Nikkei 225 Index.

                          USE OF PROCEEDS

      A portion of the proceeds received by the Company from the sale of the Notes will be used by the Company or one or more of its subsidiaries, in connection with hedging the Company's obligations under the Notes, to purchase or acquire positions in a variety of financial instruments relating to (i) the S&P 500 Index and/or all or certain of its respective underlying stocks or (ii) the Nikkei 225 Index and/or all or certain of its respective underlying stocks.

                      EUROPEAN MONETARY UNION

      Stage III of the European Economic and Monetary Union ("Stage III") is presently scheduled to commence on January 1, 1999 for those member states of the European Union that satisfy the economic convergence criteria set forth in the Treaty on European Union, to which Italy is a signatory. Stage III includes the introduction of a single currency (the "Euro") which will be legal tender in such member states. It is anticipated that the European Union will adopt regulations or other legislation providing specific rules for the introduction of the Euro in substitution for the respective national currencies of such member states, which regulations or legislation may be supplemented by legislation of the individual member states. In the event that Italy adopts the Euro, the laws and regulations of the European Union (and, if any, of Italy) relating to the Euro implemented pursuant to or by virtue of the Treaty on European Union shall apply to the Notes and the Indenture, and, except as provided in the following paragraph, the payment of principal of, or interest on, the Notes at any time after the official date of introduction of the Euro by Italy shall be effected in Euro in conformity with any such legally applicable measures.

      If, following the introduction of the Euro by Italy, the Company has the option, pursuant to legally applicable measures, to make payments of principal of, or interest on, the Notes in either Lire or Euro, the Company will make such payments in Lire or Euro at its sole discretion. To the extent that the terms and conditions of the Notes require the rounding up or down of certain amounts or quotations expressed in Euro, such rounding will be made to the smallest currency unit of the Euro.

      The circumstances and consequences described in this section and any resultant amendment to the terms and conditions of the Notes will not entitle any Holder of the Notes (i) to any legal remedy, including, without limitation, redemption, rescission, notice, repudiation, adjustment or renegotiation of the terms and conditions of the Notes or the Indenture, or (ii) to raise any defense or make any claim (including, without limitation, claims of breach, force majeure, frustration of purpose or impracticability) or any other claim for compensation, damages or any other relief, nor will any such events affect any of the other obligations of the Company under the Notes and the Indenture.


                    DESCRIPTION OF ITALIAN LIRA

      The lira is the national currency of Italy. Italian bank notes are issued by The Bank of Italy, which is Italy's central bank and the sole bank of issue. On June 25, 1997, the noon buying rate for cable transfers in New York City payable in lira, as reported by the Federal Reserve Bank of New York, was Lit. 1,683.00 = $1.00.

      The exchange rate between the lira and the U.S. dollar is, at any moment, a result of the supply of and the demand for the two currencies, and changes in such exchange rate result over time from the interaction of many factors directly or indirectly affecting economic conditions in Italy and in the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments (both on capital and current account) and the extent of governmental surpluses or deficits in Italy and in the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Italy, the United States and other countries prominent in international trade and finance. In recent years, rates of exchange between the U.S. dollar and the Italian lira have been highly volatile.


                             TAXATION

      The following disclosure supplements, and to the extent inconsistent therewith, replaces, the disclosure in the Prospectus Supplement under "Taxation in the United States":

      Under U.S. Treasury regulations relating to debt instruments that provide for contingent payments, gain realized on a sale or other disposition of the Notes, and the excess of the redemption price of the Notes over their issue price, will be classified as interest income (rather than as gain) for U.S. tax purposes. Such interest income will be exempt from withholding of U.S. Federal income tax to the extent described in the Prospectus Supplement under "Taxation in the United States."

                                                         APPENDIX A

            LIST OF NIKKEI 225 INDEX UNDERLYING STOCKS

           The following is a list of the 225 companies whose stocks comprised the Nikkei 225 Index as of June 15, 1997.

 1.    AJINOMOTO CO. INC.

 2.    ALL NIPPON AIRWAYS CO. LTD.

 3.    AOKI CORPORATION

 4.    ASAHI BREWERIES LTD.

 5.    ASAHI CHEMICAL INDUSTRY CO. LTD.

 6.    ASAHI DENKA KOGYO K.K.

 7.    ASAHI GLASS CO. LTD.

 8.    BANK OF TOKYO-MITSUBISHI LTD.

 9.    BRIDGESTONE CORPORATION

10.    CANON INC.

11.    CHICHIBU ONODA

12.    CHIYODA CORPORATION

13.    CHUBU ELECTRIC POWER

14.    CITIZEN WATCH CO. LTD.

15.    DAI-ICHI KANGYO BANK LTD.

16.    DAINIPPON PRINTING CO. LTD.

17.    DAINIPPON PHARMACEUTICAL CO. LTD.

18.    DAIWA HOUSE INDUSTRY CO. LTD.

19.    DENKI KAGAKU KOGYO K.K.

20.    DENSO CORP.

21.    DOWA MINING CO. LTD.

22.    EBARA CORPORATION

23.    FUJI BANK LTD.

24.   FUJIBOSEKI

25.   FUJI ELECTRIC CO. LTD.

26.   FUJI PHOTO FILM CO. LTD.

27.   FUJIKURA LTD.

28.   FUJITA CORPORATION

29.   FUJITSU LTD.

30.   FURUKAWA CO. LTD.

31.   FURUKAWA ELECTRIC CO. LTD.

32.   HAZAMA CORPORATION

33.   HEIWA REAL ESTATE CO. LTD.

34.   HINO MOTORS LTD.

35.   HITACHI LTD.

36.   HITACHI ZOSEN CORPORATION

37.   HOKUETSU PAPER MILLS LTD.

38.   HONDA MOTOR CO. LTD.

39.   HONEN CORPORATION

40.   ISAEKI AND CO. LTD.

41.   ISHIKAWAJIMA HARIMA HEAVY IND.

42.   ISUZU MOTORS LTD.

43.   ITOCHU CORPORATION

44.   IWATANI INTERNATIONAL CORPORATION

45.   JAPAN ENERGY CORPORATION

46.   JAPAN STEEL WORKS LTD.

47.   JAPAN SYNTHETIC RUBBER CO.

48.   KAJIMA CORPORATION

49.   KANEBO LTD.

50.   KANSAI ELECTRIC POWER CO. INC.

51.   KAWASAKI HEAVY IND. LTD.

52.   KAWASAKI KISEN KAISHA LTD.

53.   KAWASAKI STEEL CORPORATION

54.   KEIHIN ELECTRIC EXPRESS RAILWAY CO.

55.   KEIO TEITO ELECTRIC RAILWAY CO. LTD

56.   KEISEI ELECTRIC RAILWAY CO. LTD.

57.   KIKKOMAN CORPORATION

58.   KIRIN BREWERY CO. LTD.

59.   KOBE STEEL LTD.

60.   KOMATSU LTD.

61.   KONICA CORPORATION

62.   KOYO SEIKO CO. LTD.

63.   KUBOTA CORPORATION

64.   KUMAGAI GUMI CO. LTD.

65.   KURARAY CO. LTD.

66.   KYOKUYO CO. LTD.

67.   KYOWA HAKKO KOGYO CO. LTD.

68.   MARUBENI CORPORATION

69.   MARUI CO. LTD.

70.   MARUZEN CO. LTD.

71.   MATSUSHITA ELECTRIC INDUSTRIAL

72.   MAZDA MOTOR CORPORATION

73.   MEIDENSHA CORPORATION

74.   MEIJI MILK PRODUCTS CO. LTD.

75.   MEIJI SEIKA KAISHA LTD.

76.   MERCIAN CORPORATION

77.   MINEBEA CO. LTD.

78.   MITSUBISHI CHEMICAL CORPORATION

79.   MITSUBISHI CORPORATION

80.   MITSUBISHI ELECTRIC CORPORATION

81.   MITSUBISHI ESTATE CO. LTD.

82.   MITSUBISHI HEAVY INDUSTRIES

83.   MITSUBISHI MATERIALS CORPORATION

84.   MITSUBISHI OIL CO. LTD.

85.   MITSUBISHI PAPER MILLS LTD.

86.   MITSUBISHI RAYON CO. LTD.

87.   MITSUBISHI STEEL MANUFACTURING CO.

88.   MITSUBISHI TRUST AND BANKING CORP.

89.   MITSUBISHI LOGISTICS CORP.

90.   MITSUI AND CO. LTD.

91.   MITSUI ENG. AND SHIPBUILDING

92.   MITSUI MARINE AND FIRE INSUR. CO.

93.   MITSUI MINING AND SMELTING LTD.

94.   MITSUI MINING CO. LTD.

95.   MITSUI O.S.K. LINES LTD.

96.   MITSUI REAL ESTATE SALES CO. LTD.

97.   MITSUI SOKO CO. LTD.

98.   MITSUI TOATSU CHEMICALS INC.

99.   MITSUI TRUST AND BANKING CO. LTD.

100.  MITSUKOSHI LTD.

101.  MORINAGA AND CO. LTD.

102.  NACHI-FUJIKOSHI CORPORATION

103.  NAVIX LINE LTD.

104.  NEC CORPORATION

105.  NEW OJI PAPER CO.

106.  NGK INSULATORS LTD.

107.  NICHIREI CORPORATION

108.  NICHIRO GYOGYO

109.  NIHON CEMENT CO. LTD.

110.  NIHON DENKO CO. LTD.

111.  NIHON SHINPAN CO. LTD.

112.  NIIGATA ENGINEERING CO. LTD.

113.  NIKKO SECURITIES CO. LTD.

114.  NIKON CORPORATION

115.  NIPPON BEET SUGAR MANUFACTURING CO.

116.  NIPPON CARBIDE INDUSTRIES CO. INC.

117.  NIPPON CARBON CO. LTD.

118.  NIPPON CHEMICAL INDUSTRIAL CO. LTD.

119.  NIPPON EXPRESS CO. LTD.

120.  NIPPON FLOUR MILLS CO. LTD.

121.  NIPPON KAYAKU CO. LTD.

122.  NIPPON LIGHT METAL CO. LTD.

123.  NIPPON METAL INDUSTRY CO. LTD.

124.  NIPPON OIL CO. LTD.

125.  NIPPON PAPER IND. CO. LTD.

126.  NIPPON PISTON RING CO. LTD.

127.  NIPPON SHARYO LTD.

128.  NIPPON SHEET GLASS CO. LTD.

129.  NIPPON SODA CO. LTD.

130.  NIPPON STEEL CORPORATION

131.  NIPPON SUISAN KAISHA LTD.

132.  NIPPON TELEGRAPH AND TELEPHONE NTT

133.  NIPPON YAKIN KOGYO

134.  NIPPON YUSEN K.K.

135.  NISSAN CHEMICAL INDUSTRIES LTD.

136.  NISSAN MOTOR CO. LTD.

137.  NISSHIN FLOUR MILLING CO. LTD.

138.  NISSHIN OIL MILLS LTD.

139.  NISSHINBO INDUSTRIES INC.

140.  NISSHO IWAI CORPORATION

141.  NISSHOKIN

142.  NITTO BOSEKI CO. LTD.

143.  NKK CORPORATION

144.  NOF CORPORATION

145.  NOMURA SECURITIES CO. LTD.

146.  NORITAKE CO. LTD.

147.  NSK LTD.

148.  NTN CORPORATION

149.  OBAYASHI CORPORATION

150.  ODAKYU ELECTRIC RAILWAY

151.  OKI ELECTRIC INDUSTRY CO. LTD.

152.  OKUMA CORPORATION

153.  OSAKA GAS CO. LTD.

154.  PIONEER ELECTRONIC CORPORATION

155.  RASA INDUSTRIES LTD.

156.  RICOH COMPANY LTD.

157.  SAKURA BANK LTD.

158.  SANKYO CO. LTD.

159.  SANKYU INC.

160.  SANWA BANK LTD.

161.  SANYO ELECTRIC CO. LTD.

162.  SAPPORO BREWERIES LTD.

163.  SATO KOGYO CO. LTD.

164.  SEIKA CORPORATION

165.  SHARP CORPORATION

166.  SHIMIZU CORPORATION

167.  SHIMURA KAKO CO.

168.  SHINETSU CHEMICAL CO. LTD.

169.  SHINAGAWA REFRACTORIES CO. LTD.

170.  SHIONOGI AND CO. LTD.

171.  SHOWA DENKO K.K.

172.  SHOWA ELECTRIC WIRE AND CABLE CO. LTD.

173.  SHOWA LINE LTD.

174.  SHOWA SHELL SEKIYU K.K.

175.  SONY CORPORATION

176.  SUMITOMO BANK LTD.

177.  SUMITOMO CEMENT CO. LTD.

178.  SUMITOMO CHEMICAL CO. LTD.

179.  SUMITOMO COAL MINING CO. LTD.

180.  SUMITOMO CORPORATION

181.  SUMITOMO ELECTRIC IND. LTD.

182.  SUMITOMO HEAVY INDUSTRIES, LTD.

183.  SUMITOMO METAL INDUSTRIES LTD.

184.  SUMITOMO METAL MINING CO. LTD.

185.  SUZUKI MOTOR CORPORATION

186.  TAISEI CORPORATION

187.  TAKARA SHUZO

188.  TAKEDA CHEMICAL INDUSTRIES

189.  TEIJIN LTD.

190.  TEIKOKU OIL

191.  TEKKEN CORPORATION

192.  TOA CORPORATION

193.  TOAGOSEI CHEMICAL INDUSTRY

194.  TOBISHIMA CORPORATION

195.  TOBU RAILWAY

196.  TOEI CO.

197.  TOHO RAYON

198.  TOHO ZINC CO. LTD.

199.  TOKAI CARBON CO. LTD.

200.  TOKIO MARINE AND FIRE INSUR. CO.

201.  TOKYO DOME CORPORATION

202.  TOKYO ELECTRIC POWER CO. INC.

203.  TOKYO GAS CO. LTD.

204.  TOKYO ROPE MFG.

205.  TOKYU CORPORATION

205.  TOKYU DEPARTMENT STORE

206.  TOMEN CORPORATION

207.  TONEN CORPORATION

208.  TOPPAN PRINTING CO. LTD.

209.  TOPY INDUSTRIES

210.  TORAY INDUSTRIES

211.  TOSHIBA CORPORATION

212.  TOSOH CORPORATION

214.  TOTO LTD.

215.  TOYO SEIKAN KAISHA

216.  TOYOBO CO. LTD.

217.  TOYOTA MOTOR CORPORATION

218.  UBE CHEMICAL INDUSTRIES

219.  UNITIKA LTD.

220.  YAMAHA CORPORATION

221.  YAMANOUCHI PHARMACEUTICAL

222.  YASUDA FIRE AND MARINE INSURANCE CO.

223.  YOKOGAWA ELECTRIC

224.  YOKOHAMA RUBBER

225.  YUASA CORPORATION